Exhibit 99.1

PLACER SIERRA BANCSHARES PRESS RELEASE

APRIL 26, 2007

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Frank J. Mercardante, CEO	Tony Rossi
David E. Hooston, CFO	(310) 854-8317
(916) 554-4750

PLACER SIERRA BANCSHARES REPORTS NET INCOME OF $6.5 MILLION

FOR THE FIRST QUARTER OF 2007

Sacramento, California – April 26, 2007—Placer Sierra Bancshares (NASDAQ: PLSB) today announced financial results for the first quarter ended March 31, 2007.

Net income for the quarter ended March 31, 2007 was $6.5 million, or $0.28 per diluted share, compared with net income of $5.5 million, or $0.36 per diluted share, for the same period of 2006. Return on average assets was 1.06% and return on average shareholders’ equity was 6.45%, compared to 1.18% and 10.61%, respectively, for the same period of 2006.

The change in financial position, operating results and earnings per share for the first quarter of 2007 as compared to the same period of 2006 reflect the increase in net assets and earnings attributable to the acquisition of Southwest Community Bancorp (Southwest) on June 9, 2006, offset by the increase in the number of shares outstanding resulting from the issuance of new shares of common stock in connection with this all-stock acquisition.

PENDING MERGER

On January 9, 2007, Placer Sierra Bancshares (Placer or the Company) and Wells Fargo & Company (Wells Fargo) entered into a definitive agreement for Wells Fargo to acquire Placer in a stock-for-stock merger. The transaction, pending approval of Placer’s shareholders, is expected to be completed by mid-year 2007. A special meeting of Placer Sierra’s shareholders is scheduled for May 31, 2007 to vote on the merger proposal. All regulatory approvals have been received.

Frank J. Mercardante, Chief Executive Officer of Placer Sierra Bancshares, said, “We look forward to completing the merger with Wells Fargo and providing the benefits of this combination to our customers, employees and shareholders.”

INCOME STATEMENT

NET INTEREST INCOME

Net interest income for the first quarter of 2007 decreased to $27.7 million from $29.1 million for the fourth quarter of 2006. Net interest income decreased primarily due a decline in average interest earning assets to $2.033 billion for the first quarter of 2007 from $2.163 billion for the fourth quarter of 2006. The decline in average interest earning assets was centered in investment securities available-for-sale and federal funds sold as a consequence of the withdrawal of balances of the Company’s largest depositor, a seasonal decline in other customer deposit balances and challenges in maintaining existing relationships and acquiring new relationships as a result of the pending merger with Wells Fargo.

To manage the liquidity requirements of the anticipated deposit declines, in December 2006 the Company sold investment securities available-for-sale with a book value of $105.4 million. The Company’s largest depositor, a nationwide mortgage service company, has consolidated its operations into its Midwest headquarters. As of December 31, 2006, this deposit customer represented 12.3% of total deposits and 29.4% of non-interest bearing deposits, while as of March 31, 2007, this customer represented only 2.1% of total deposits and 5.8% of non-interest bearing deposits. The decline in average deposits resulted in a decrease in average federal funds sold and required the Company to borrow an average of $10.1 million in additional funds from the Federal Home Loan Bank of San Francisco (FHLB) during the first quarter of 2007 to augment liquidity.

NET INTEREST MARGIN

Net interest margin for the first quarter of 2007 increased 19 basis points to 5.53% from 5.34% for the fourth quarter of 2006. Our net interest margin increased primarily as a result of the increase in the Company’s loan to deposit ratio to 95.77% as of March 31, 2007 from 85.21% as of December 31, 2006. Average loans and leases held for investment, net of deferred fees and costs, declined nominally by $5.3 million to $1.824 billion for the first quarter of 2007 from $1.829 billion for the fourth quarter of 2006, while total average interest earning assets declined by $129.8 million to $2.033 billion for the first quarter of 2007 from $2.163 billion for the fourth quarter of 2006. As discussed above, the decline in average interest earning assets during the first quarter of 2007, other than loans, were related to the sale of investment securities available-for-sale and a reduction in federal funds sold for liquidity needs associated with the decline in deposit balances of the Company’s largest deposit customer and the seasonal decline in deposit balances.

The yield on average loans and leases held for investment, net of deferred fees and costs, remained unchanged at 7.65% for both the first quarter of 2007 and the fourth quarter of 2006. The yield on average earning assets for the first quarter of 2007 increased 18 basis points to 7.38% from 7.20% for the fourth quarter of 2006 primarily as a result of loans held for investment representing a larger percentage of total average interest earning assets in the first quarter of 2007 compared to the fourth quarter of 2006.

The overall cost of interest bearing liabilities for the first quarter of 2007 decreased eight basis points to 2.88% from 2.96% for the fourth quarter of 2006. This decrease is primarily due to a decrease in the cost of junior subordinated deferrable interest debentures, which decreased 91 basis points to 6.90% for the first quarter of 2007 from 7.81% for the fourth quarter of 2006. The cost of junior subordinated debentures decreased due to the redemption of $38.1 million in debentures and the issuance of $25.8 million in new debentures in the fourth quarter of 2006 at rates 198 basis points lower than the debentures redeemed. The cost of interest bearing deposits decreased two basis points to 2.69% from 2.71% for the fourth quarter of 2006, while the overall cost of deposits increased six basis points to 1.68% in the first quarter of 2007 from 1.62% for the fourth quarter of 2006. The cost of interest bearing deposits decreased principally due to decreased rates paid on time deposit accounts partially offset by an increase in the rates paid on money market accounts. The overall cost of deposits increased as a result of the decrease in average non-interest bearing deposits as a percentage of average total deposits.

NON-INTEREST INCOME

Total non-interest income for the first quarter of 2007 increased to $5.1 million from $3.5 million for the fourth quarter of 2006. Non-interest income increased primarily due to a $1.7 million loss recorded on the sale of investment securities available-for-sale in the fourth quarter of 2006 with no similar loss recorded in the first quarter of 2007. Service charges and fees on deposit accounts decreased $111,000, or 4.6%, from the fourth quarter of 2006 primarily due to a decrease in the number of non-sufficient funds charges. Referral and other loan related fees increased $69,000, or 6.7%, from the fourth quarter of 2006 primarily due to an increase in prepayment penalties on CRE loans offset by a decrease in referral fee income derived from loans referred to third parties as that activity decreased. The gain on sale of loans decreased $63,000, or 20.4%, from the fourth quarter of 2006 due to a decrease in the dollar amount of loans sold in the period.

NON-INTEREST EXPENSE

Total non-interest expense for the first quarter of 2007 increased to $21.7 million from $20.0 million for the fourth quarter of 2006. Non-interest expense increased primarily due to a $1.4 million, or 13.1%, increase in salaries and employee benefits and $760,000 in merger expenses incurred as a result of the pending merger with Wells Fargo, partially offset by a decrease in loan-related and other non-interest expenses.

Salaries and employee benefits for the first quarter of 2007 includes $431,000 in costs associated with the liquidation and pending distribution of the First Financial Bancorp 401k and ESOP plans. First Financial Bancorp was acquired by the Company in December 2004. The remaining increase in salaries and benefits expense is primarily due to an increase in employee benefit costs and a decrease in deferred loan costs. Deferred loan origination costs decreased as a result of a decrease in the number of loans boarded during the period. Deferred loan origination costs reduce salaries expense in the period in which the loan is boarded.

Other non-interest expenses decreased primarily due of a decrease in staff travel and recruiting expenses primarily as a result of the pending merger with Wells Fargo.

EFFICIENCY RATIO

The Company’s efficiency ratio for the first quarter of 2007 was 65.98% compared to 61.45% for the fourth quarter of 2006. The increase in the efficiency ratio in the period was due to lower net interest income and higher non-interest expense, as discussed above.

BALANCE SHEET

ASSETS

Total assets as of March 31, 2007 decreased to $2.413 billion from $2.649 billion as of December 31, 2006 primarily due to a decrease in deposits which caused a decrease in cash and cash equivalents.

LOANS

Total loans and leases held for investment, net of deferred fees and costs, as of March 31, 2007 decreased to $1.817 billion from $1.847 billion as of December 31, 2006 primarily due to slower loan production in the quarter as a result of the pending merger with Wells Fargo . At March 31, 2007, total real estate-related loans accounted for 89.6% of gross loans and leases, compared to 89.2% at December 31, 2006. The Company does not participate in subprime lending.

DEPOSITS

Total deposits as of March 31, 2007 decreased to $1.882 billion from $2.159 billion as of December 31, 2006. During the first quarter of 2007, average total deposits decreased $167.8 million, or 7.9%, and average interest bearing deposits decreased $46.6 million, or 3.6%, from the fourth quarter of 2006. The decline in average non-interest bearing deposits in the first quarter of 2007 was primarily due to the decrease in balances of our largest depositor described above. Deposits tend to be cyclical, with existing customer balances declining at the beginning of each year and recovery of balances of existing customers combined with new customer growth over the balance of the year. Standard cyclical declines in existing customer balances were experienced in the first quarter of 2007, and the acquisition of new deposit relationships slowed during the quarter due to the pending merger with Wells Fargo. As of March 31, 2007, the Company does not have any deposit customers that account for more than 5% of total deposits.

LIQUIDITY

As discussed above, the Company experienced a significant decline in deposit balances with a corresponding increase in the Company’s loan to deposit ratio to 95.77% at March 31, 2007 from 85.21% at December 31, 2006, resulting in a decline in the liquidity ratio to 10.19% at March 31, 2007 from 18.90% at December 31, 2006. Management believes that the level of liquid assets and secondary liquidity, which includes a $594.8 million line of credit as of March 31, 2007 with the FHLB is sufficient to meet the bank’s current and anticipated funding needs. At March 31, 2007, the Company had $31.7 million outstanding on the line of credit with the FHLB.

SHAREHOLDERS’ EQUITY

Total shareholders’ equity as of March 31, 2007 was $409.4 million, compared to $404.1 million at December 31, 2006.

CREDIT QUALITY

The Company’s overall credit quality remained strong during the first quarter. Non-performing loans to total loans and leases held for investment decreased to 0.62% at March 31, 2007 from 0.75% at December 31, 2006. Net loan charge-offs were $195,000 in the first quarter of 2007. Total recoveries as a percentage of total charge-offs for the quarter were 75.06%. Based on the above, management determined that no provision for loan and lease losses was required during the first quarter.

The allowance for loan and lease losses totaled $22.1 million at March 31, 2007 and represented 1.22% of loans and leases held for investment, net of deferred fees and costs, and 196.11% of non-performing loans and leases as of that date. The allowance for loan and lease losses totaled $22.3 million at December 31, 2006 and represented 1.21% of loans and leases held for investment, net of deferred fees and costs, and 161.36% of non-performing loans and leases as of that date.

REGULATORY CAPITAL

The Company’s regulatory capital ratios at March 31, 2007 were as follows:

Leverage Ratio
Placer Sierra Bancshares	10.2%
Minimum regulatory requirement	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares	11.7%
Minimum regulatory requirement	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares	12.8%
Minimum regulatory requirement	8.0%

SECOND QUARTER DIVIDEND

Placer Sierra Bancshares also announced today that the Board of Directors declared a common stock cash dividend of $0.15 per share for the second quarter of 2007. The dividend will be payable on or about May 23, 2007 to its shareholders of record as of May 10, 2007.

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 50 banking centers operating throughout California. The bank has 32 banking centers in Northern California extending from the Greater Sacramento area to the San Joaquin Valley. The bank also has 18 banking centers in the Southern California counties of Orange, Los Angeles, San Diego, Riverside and San Bernardino.

Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County, Bank of Lodi and Southwest Community Bank, offer customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve inherent risks and uncertainties, including, but not limited to, statements relating to the effect of the proposed merger between Wells Fargo & Company and Placer Sierra Bancshares (Placer or the Company). All statements other than statements of historical fact are forward looking statements. These forward looking statements relate to, among other things, the Company’s expectations regarding future operating results, including strategic initiatives and their anticipated consequences, and growth in loans and deposits. The Company cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. Risks and uncertainties include, but are not limited to: our shareholders may fail to provide the required approvals to consummate the merger; factors may occur which result in a condition to the acquisition of Company and Wells Fargo & Company not being satisfied; growth may be inhibited if the Company cannot attract deposits, including low-cost deposits; revenues are lower than expected or expenses are higher than expected; competitive pressure among depository institutions increases significantly; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which the Company does business, are less favorable than expected; changes that may occur in the securities markets; the Company may suffer an interruption of services from third-party service providers that could adversely affect the Company’s business; the Company may not be able to maintain an effective system of internal and disclosure controls; estimated cost savings from the merger with Southwest Community Bancorp (Southwest) cannot be fully realized within the expected time frame; revenues following the merger are lower than expected; potential or actual litigation occurs; costs or difficulties related to the integration of the businesses of the Company and Southwest are more than expected; or legislation or changes in regulatory requirements adversely affect the businesses in which the Company is engaged. Additional factors that could cause the Company’s financial results to differ materially from those described in the forward looking statements can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (under the heading “Risk Factors”) and Current Reports on Form 8-K as filed by the Company with the SEC and the registration statement, which contains a proxy statement-prospectus with respect to the merger as filed by Wells Fargo & Company with the SEC. The Company undertakes no obligation, and specifically disclaims any obligation, to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

ADDITIONAL INFORMATION

Wells Fargo & Company has filed a registration statement with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, which contains a proxy statement-prospectus with respect to the merger. Shareholders of Placer Sierra Bancshares and other investors are urged to read the registration statement and proxy statement-prospectus, as well as any amendments or supplements to the registration statement or proxy statement-prospectus, because those documents will contain important information. The registration statement and proxy statement-prospectus are available for free on the SEC’s website (http://www.sec.gov). Wells Fargo & Company and Placer will provide, without charge, copies of the definitive proxy statement-prospectus, and any SEC filings incorporated by reference into the proxy statement-prospectus, upon request as follows:

Wells Fargo & Company, Attention Corporate Secretary, MAC N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479, (612) 667-8655.

Placer Sierra Bancshares, Attention Angelee Harris, Corporate Counsel, 525 J Street, Sacramento, California 95814, (916) 554-4822.

Wells Fargo & Company and Placer and their directors and executive officers may be deemed to be participants in the solicitation of proxies from Placer shareholders in connection with the proposed merger. Information about Wells Fargo & Company’s directors and executive officers and their ownership of Wells Fargo common stock is in Wells Fargo’s definitive proxy statement on Schedule 14A for Wells Fargo’s 2007 annual meeting of stockholders, filed with the SEC on March 16, 2007. Information about Placer’s directors and executive officers and their ownership of Placer common stock is in the joint proxy statement/prospectus for Placer’s annual meeting of shareholders, filed with the SEC on April 13, 2007, as it may be amended. The proxy statement-prospectus for the proposed transaction between Wells Fargo and Placer provides additional information about participants in the solicitation of proxies from Placer shareholders.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

($ in thousands, except per share data)

	March 31, 2007	December 31, 2006
Assets:
Cash and due from banks	$85,315	$183,709
Federal funds sold	4,816	111,434

Cash and cash equivalents	90,131	295,143
Time deposits with other banks	100	100
Investment securities available-for-sale, at fair value	151,228	151,167
Federal Reserve Bank and Federal Home Loan Bank stock	21,640	21,497
Loans held for sale, at lower of cost or market value	3,534	3,115
Loans and leases held for investment, net of allowance for loan and lease losses of $22,133 at March 31, 2007 and $22,328 at December 31, 2006	1,794,917	1,824,401
Premises and equipment, net	21,290	21,705
Cash surrender value of life insurance	56,081	55,581
Goodwill	216,180	215,957
Other intangible assets, net	21,657	22,375
Accrued interest receivable and other assets	35,920	37,927

Total assets	$2,412,678	$2,648,968

Liabilities and shareholders’ equity:
Liabilities:
Non-interest bearing deposits	$682,616	$904,530
Interest bearing deposits	1,199,818	1,254,541

Total deposits	1,882,434	2,159,071
Short-term borrowings	48,715	11,518
Accrued interest payable and other liabilities	20,991	23,125
Junior subordinated deferrable interest debentures	51,137	51,167

Total liabilities	2,003,277	2,244,881

Shareholders’ equity:
Preferred stock	—	—
Common stock	343,608	341,510
Retained earnings	66,265	63,175
Accumulated other comprehensive loss, net of taxes	(472)	(598)

Total shareholders’ equity	409,401	404,087

Total liabilities and shareholders’ equity	$2,412,678	$2,648,968

Shares outstanding	22,601,533	22,492,188
Book value per share	$18.11	$17.97

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME

($ in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2007	2006	2006
Interest income:
Interest and fees on loans held for sale	$101	$—	$101
Interest and fees on loans and leases held for investment	34,415	24,622	35,253
Interest and dividends on investment securities:
Taxable	1,676	2,527	2,628
Tax-exempt	398	183	400
Interest on federal funds sold	418	301	870

Total interest income	37,008	27,633	39,252

Interest expense:
Interest on deposits	8,178	5,662	8,740
Interest on short-term borrowings	255	102	89
Interest on junior subordinated deferrable interest debentures	870	1,036	1,314

Total interest expense	9,303	6,800	10,143

Net interest income	27,705	20,833	29,109
Provision for the allowance for loan and lease losses	—	—	—

Net interest income after provision for the allowance for loan and lease losses	27,705	20,833	29,109

Non-interest income:
Service charges and fees on deposit accounts	2,277	1,830	2,388
Referral and other loan-related fees	1,092	732	1,023
Increase in cash surrender value of life insurance	500	406	438
Debit card and merchant discount fees	391	300	399
Revenues from sales of non-deposit investment products	299	196	338
Gain on sale of loans held for sale, net	246	—	309
Loan servicing income	175	100	150
Loss on sale of investment securities available-for-sale, net	—	—	(1,701)
Other	140	126	155

Total non-interest income	5,120	3,690	3,499

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME-CONTINUED

($ in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2007	2006	2006
Non-interest expense:
Salaries and employee benefits	11,752	8,301	10,387
Occupancy and equipment	2,786	2,063	2,641
Merger	760	—	—
Other	6,359	5,082	7,011

Total non-interest expense	21,657	15,446	20,039

Income before income taxes	11,168	9,077	12,569
Provision for income taxes	4,696	3,550	4,682

Net income	$6,472	$5,527	$7,887

Earnings per share:
Basic	$0.29	$0.37	$0.35

Diluted	$0.28	$0.36	$0.35

Weighted average shares outstanding:
Basic	22,521,155	15,047,255	22,416,633

Diluted	22,805,604	15,292,683	22,684,076

Cash dividends declared per share	$0.15	$0.12	$0.15

UNAUDITED CONDENSED CONSOLIDATED AVERAGE BALANCE SHEET

($ in thousands)

	Three Months Ended
	March 31,		December 31,
	2007	2006	2006
Average assets:
Loans held for sale	$4,066	$—	$3,719
Loans and leases, held for investment	1,823,830	1,383,375	1,829,093
Investment securities available-for-sale	150,829	226,648	242,841
Federal funds sold	32,416	27,414	65,966
Time deposits with other banks	100	—	100
Other earning assets	21,567	14,400	20,843

Average earning assets	2,032,808	1,651,837	2,162,562
Other assets	442,985	244,703	478,435

Average total assets	$2,475,793	$1,896,540	$2,640,997

Average liabilities and shareholders’ equity:
Average liabilities:
Non-interest bearing deposits	$735,371	$490,687	$856,594
Interest bearing deposits	1,233,600	1,103,260	1,280,215

Average deposits	1,968,971	1,593,947	2,136,809
Other interest bearing liabilities	76,209	74,622	78,819
Other liabilities	23,986	16,710	25,221

Average liabilities	2,069,166	1,685,279	2,240,849
Average shareholders’ equity	406,627	211,261	400,148

Average liabilities and shareholders’ equity	$2,475,793	$1,896,540	$2,640,997

YIELD ANALYSIS:
Average loans and leases held for investment	$1,823,830	$1,383,375	$1,829,093
Yield	7.65%	7.22%	7.65%
Average earning assets	$2,032,808	$1,651,837	$2,162,562
Yield	7.38%	6.78%	7.20%
Average interest bearing deposits	$1,233,600	$1,103,260	$1,280,215
Cost	2.69%	2.08%	2.71%
Average deposits	$1,968,971	$1,593,947	$2,136,809
Cost	1.68%	1.44%	1.62%
Average interest bearing liabilities	$1,309,809	$1,177,882	$1,359,034
Cost	2.88%	2.34%	2.96%
Interest spread	4.50%	4.44%	4.24%
Net interest margin	5.53%	5.11%	5.34%

CREDIT QUALITY MEASURES

	At or for the Three Months Ended 3/31/07	At or for the Twelve Months Ended 12/31/06	At or for the Nine Months Ended 9/30/06	At or for the Six Months Ended 6/30/06	At or for the Three Months Ended 3/31/06
Non-performing loans and leases to total loans and leases held for investment	0.62%	0.75%	0.74%	0.17%	0.09%
Non-performing assets to total assets	0.47%	0.52%	0.50%	0.11%	0.07%
Allowance for loan and lease losses to total loans and leases held for investment	1.22%	1.21%	1.23%	1.21%	1.17%
Allowance for loan and lease losses to non-performing loans and leases	196.11%	161.36%	165.44%	702.41%	1294.14%
Allowance for loan and lease losses to non-performing assets	196.11%	161.36%	165.44%	702.41%	1294.14%
Net charge-offs (recoveries) to average loans and leases held for investment (1)	0.04%	(0.04)%	(0.05)%	0.02%	0.04%

(1)	Annualized

LOANS HELD FOR INVESTMENT

($ in thousands)

	Balance at 03/31/07	Balance at 12/31/06	Balance at 09/30/06	Balance at 06/30/06	Balance at 03/31/06

Loans and leases held for investment:
Real estate – mortgage	$1,317,097	$1,323,114	$1,293,169	$1,256,372	$1,029,246
Real estate – construction	312,798	328,135	326,080	327,729	211,605
Commercial	165,172	169,409	170,386	169,676	149,104
Agricultural	3,024	4,862	6,162	4,940	3,645
Consumer	15,457	16,053	16,033	13,370	12,181
Leases receivable and other	6,037	7,701	9,923	11,288	12,755

Total gross loans and leases held for investment	1,819,585	1,849,274	1,821,753	1,783,375	1,418,536
Less: Allowance for loan and lease losses	(22,133)	(22,328)	(22,325)	(21,529)	(16,565)
Deferred loan and lease fees, net	(2,535)	(2,545)	(2,757)	(3,183)	(2,343)

Total net loans and leases held for investment	$1,794,917	$1,824,401	$1,796,671	$1,758,663	$1,399,628

Total loans and leases held for investment, net of deferred fees and costs	$1,817,050	$1,846,729	$1,818,996	$1,780,192	$1,416,193
Percent of gross loans and leases held for investment:
Real estate – mortgage	72.4%	71.5%	71.0%	70.4%	72.5%
Real estate – construction	17.2%	17.7%	17.9%	18.4%	14.9%
Commercial	9.1%	9.2%	9.4%	9.5%	10.5%
Agricultural	0.2%	0.3%	0.3%	0.3%	0.3%
Consumer	0.8%	0.9%	0.9%	0.8%	0.9%
Leases receivable and other	0.3%	0.4%	0.5%	0.6%	0.9%

	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSITS

($ in thousands)

	Balance at 03/31/07	Balance at 12/31/06	Balance at 09/30/06	Balance at 06/30/06	Balance at 03/31/06

Non-interest bearing deposits	$682,616	$904,530	$907,808	$964,358	$494,879
Interest bearing deposits:
Interest bearing demand	226,079	240,290	224,098	228,723	224,537
Money market	471,875	462,625	450,412	418,329	355,474
Savings	125,960	129,688	137,015	150,514	151,809
Time, under $100,000	179,118	201,163	215,318	204,973	209,235
Time, $100,000 or more	196,786	220,775	239,650	240,208	190,860

Total interest bearing deposits	1,199,818	1,254,541	1,266,493	1,242,747	1,131,915

Total deposits	$1,882,434	$2,159,071	$2,174,301	$2,207,105	$1,626,794

Percent of total deposits:
Non-interest bearing deposits	36.3%	41.9%	41.8%	43.7%	30.4%
Interest bearing deposits:
Interest bearing demand	12.0%	11.1%	10.3%	10.3%	13.8%
Money market	25.1%	21.5%	20.7%	19.0%	21.9%
Savings	6.7%	6.0%	6.3%	6.8%	9.3%
Time, under $100,000	9.5%	9.3%	9.9%	9.3%	12.9%
Time, $100,000 or more	10.4%	10.2%	11.0%	10.9%	11.7%

Total interest bearing deposits	63.7%	58.1%	58.2%	56.3%	69.6%

	100.0%	100.0%	100.0%	100.0%	100.0%